Exhibit 23.2
Consent Of Geological Consultant


February 16, 2005



I hereby consent to the inclusion and reference of my report dated December 2004 entitled "Geological Report on the Shore 1 and 2 Property" in the Registration Statement on Form SB-2 filed by Scala Minerals, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Scala Minerals Inc.'s summary of my geological report in its registration statement and concur with its contents. I also consent to the inclusion of my name as an expert in Scala Minerals Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.




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Bohumil B. Molak, PhD.,P.Geo.
Professional Geoscientist